Exhibit
                                    ITEM 22-3
                        Press Release Dated July 1, 1999



POWERSOURCE CORPORATION COMPLETES MAJOR FINANCING MILESTONE

LOS ANGELES, July 1 /PRNewswire/ -- PowerSource Corporation, "PowerSource," (OTC Bulletin Board: PSRE) is a licensed Electric Service Provider with the California Public Utilities Commission and registered with the California Energy Commission as a renewable energy provider. Today it successfully completed a critical financial milestone that allows the company to rapidly expand in this newly deregulated industry. "PowerSource can now fully proceed to acquire and service new customers," states its President, Douglas Mitchell.

PowerSource has relied on source of funds that includes a combination of: (1) selling exclusive marketing districts to investors, and (2) 506 private placements offerings.

On June 4, 1999 PowerSource filed form 10SB-12g with the SEC, to be a fully reporting Public Company and to qualify for trading on OTC BB. This filing can be reviewed on EDGAR data base at http://www.freeedgar.com/.

The sale of exclusive marketing districts is being spearheaded by Premium Placement (Laguna Hills, CA). The sales of these exclusive marketing districts has reached a level to allow the company to begin full operations.

The private placement offering is being coordinated through Nexcore Capital, Inc. (San Diego, CA). This offering, for accredited investors only, is being sold in units of 2,000 shares of common stock (at $2.50 per share) and 1,000 Class B Warrants (exercisable at $3.50 per share). Each unit is being sold at $5,000 per unit with a total of 1,000 units available.

While additional opportunities still exist for investors to purchase said units, the time is limited. The Private Placement Memorandum of the 506 offering can be reviewed on the company's web side or http://www.dsm.com/.

EquiTrade (Lake Forest, CA 800.266.1170) is the exclusive marketmaker for PowerSource during its initial sixty-day trading period. The most recent market transaction for PowerSource common stock occurred at $5 3/8 per share.

PowerSource Corporation Begins Major Expansion

PowerSource is marketing its PowerGreen100, a 100% clean and renewable energy program. "Electricity generation is a big contributor to air and water pollution," says Mitchell. The US Department of Energy states that electricity generated by fossil fuels for a single home puts more carbon dioxide into the air than two average cars. "That's two cars too many," said Illya Bond, PowerSource's CEO. "PowerSource provides homes and small businesses with 100% clean energy which will help us fight air and water pollution."

PowerSource's new growth prospects are based on a series of recently signed marketing agreements with several large firms. One of these agreements was with Jones Boys Sales Promotion Co., the oldest marketing firm in the U.S. Jones Boys is currently servicing more than sixty newspapers nationwide and has three call centers in Ohio, Las Vegas and Southern California. PowerSource has used the brokering services of Telecom Consortium Inc. of Alabama to sign marketing agreements with five additional firms: Wildwood Communications; Ever Increasing Entertainment; ABCOM; Power Marketing; and Fall Circle. PowerSource also has under contract two firms that rely on sale crews to canvass neighborhoods and educate homeowners about green energy. These two firms, Heartline Power and Telesys Communications have experienced great success with the door-to-door approach. "This combination of marketing firms should average of over 5,000 new customers per month," says PowerSource President Douglas Mitchell. This number of customers switching to PowerSource represents $300,000 in gross revenues a month. "At this rate of growth, PowerSource would have 60,000 customers this time next year and gross revenue of approximately $15 million."

Additional information about PowerSource may be found on its web site: http://www.mypower.com/

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above in any jurisdiction where such offer or solicitation would not be permitted by law.

Financial statements made by Power Source Corporation other than historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational, results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. SOURCE PowerSource Corporation 07/01/99

CONTACT: Illya Bond, CEO of PowerSource Corporation, 877-697-6937 Web site: http://www.freeedgar.com/, http://www.dsm.com/, http://www.mypower.com/ (PSRE)